Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES REPORTS
FOURTH QUARTER DILUTED EPS OF $0.17

Full Year Diluted EPS of $4.91

Dayton, Ohio, (March 21, 2019) -- REX American Resources Corporation (NYSE: REX) (“REX” or “the Company”) today reported financial results for its fiscal 2018 fourth quarter (“Q4 ‘18”) ended January 31, 2019. REX management will host a conference call and webcast today at 11:00 a.m. ET.

Conference Call:	212/271-4615

Webcast / Replay URL:	www.rexamerican.com/Corp/Page4.aspx
The webcast will be available for replay for 30 days.

REX American Resources’ Q4 ‘18 results principally reflect its interests in six ethanol production facilities and its refined coal operation. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, as is the refined coal entity, while those of its four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates. The Company reports results for its two business segments as ethanol and by-products, and refined coal.

REX’s Q4 ‘18 net sales and revenue increased 3.5% to $113.3 million, compared with $109.5 million in Q4 ‘17. The year-over-year net sales and revenue increase was primarily due to higher average selling prices for dried and modified distillers grains as well as increased production in the Company’s ethanol and by-products segment, which was partially offset by a 7.9% reduction in the average selling price per gallon of ethanol. The Company’s Q4 ‘18 gross profit for its ethanol and by-products segment was $5.4 million, compared with $10.0 million in Q4 ‘17, primarily resulting from lower ethanol crush spreads. As a result, the ethanol and by-products segment income before income taxes was $1.4 million in Q4 ‘18, compared to income of $6.5 million in Q4 ‘17. The Company’s refined coal operation incurred a $3.2 million gross loss and a $3.3 million loss before income taxes in Q4 ‘18, compared to a $4.0 million gross loss and a loss before income taxes of $4.3 million in Q4 ‘17. As a result, REX reported a loss from continuing operations before income taxes and non-controlling interests in Q4 ‘18 of $1.7 million, compared with income of $1.7 million in Q4 ‘17. While the refined coal operation negatively impacted gross profit and income before income taxes, it contributed to a lower effective tax rate.

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REX American Resources Q4 ‘18 Results, 3/21/19	page 2

Net income attributable to REX shareholders in Q4 ‘18 was $1.1 million, compared to $19.1 million in Q4 ‘17. Q4 ‘18 basic and diluted net income per share attributable to REX common shareholders was $0.17 per share, compared to $2.89 per share in Q4 ‘17. The prior year results reflected a $14.4 million tax benefit as a result of the remeasurement of the Company’s deferred tax liabilities in connection with the passage of the 2017 Tax Cuts and Job Act. Per share results in Q4 ‘18 and Q4 ‘17 are based on 6,341,000 and 6,604,000 diluted weighted average shares outstanding, respectively.

Segment Income Statement Data:

($ in thousands)	Three Months Ended January 31,		Twelve Months Ended January 31,
	2019	2018	2019	2018
Net sales and revenue:
Ethanol & By-Products (1)	$113,168	$109,295	$485,885	$452,153
Refined coal (2) (3)	176	240	786	433
Total net sales and revenue	$113,344	$109,535	$486,671	$452,586
Gross profit (loss):
Ethanol & By-Products (1)	$5,381	$9,981	$43,856	$51,509
Refined coal (2)	(3,163)	(3,957)	(13,641)	(7,348)
Total gross profit	$2,218	$6,024	$30,215	$44,161
Income (loss) before income taxes:
Ethanol & By-Products (1)	$1,354	$6,545	$31,545	$38,352
Refined coal (2)	(3,317)	(4,336)	(15,204)	(10,021)
Corporate and other	288	(550)	(1,753)	(2,938)
Total income (loss) before income taxes	$(1,675)	$1,659	$14,588	$25,393
Benefit (provision) for income taxes:
Ethanol & By-Products	$(539)	$13,004	$(2,343)	$3,245
Refined coal	4,759	5,250	24,674	15,168
Corporate and other	354	222	591	1,106
Total benefit (provision) for income taxes	$4,574	$18,476	$22,922	$19,519
Segment profit (loss):
Ethanol & By-Products	$(450)	$18,261	$23,346	$35,880
Refined coal	1,597	1,108	10,148	5,628
Corporate and other	(90)	(316)	(1,849)	(1,802)
Net income attributable to REX common shareholders	$1,057	$19,053	$31,645	$39,706

(1)	Includes results attributable to non-controlling interests of approximately 25% for One Earth and approximately 1% for NuGen.
(2)	Includes results attributable to non-controlling interests of approximately 5%.
(3)	Refined coal sales are reported net of the cost of coal.

REX American Resources’ Chief Executive Officer, Zafar Rizvi, commented, “The fourth quarter proved to be the most challenging period of the year, as weak ethanol pricing significantly impacted margins. Despite these headwinds, stronger distillers grains pricing, coupled with our ability to efficiently increase output across our ethanol and by-products segment and the benefit of our refined coal operation, resulted in our ability to continue to operate profitably and generate $31.6 million of net income for the fiscal full year 2018.

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REX American Resources Q4 ‘18 Results, 3/21/19	page 3

“As we enter fiscal 2019, we remain focused on near- and long-term opportunities to enhance shareholder value as we look to leverage our robust balance sheet, including cash, cash equivalents and short-term investments in excess of $200 million and working capital of $234 million. While conditions have remained challenging so far in fiscal 2019, we remain confident in our disciplined operating approach and the value of ethanol as a worldwide fuel supply.”

Balance Sheet and Share Repurchase Program

At January 31, 2019, REX had cash and cash equivalents and short-term investments of $203.5 million, $54.8 million of which was at the parent company, and $148.7 million of which was at its consolidated production facilities. This compares with cash and cash equivalents at January 31, 2018, of $191.0 million, $74.1 million of which was at the parent company, and $116.9 million of which was at its consolidated ethanol production facilities.

During the fourth quarter of fiscal 2018, the Company purchased 52,759 shares at an average cost of $65.14. REX is now authorized to repurchase up to 349,861 shares of its common stock. The Company had 6,274,419 shares outstanding at January 31, 2019.

Repurchases by the Company are subject to available liquidity, general market and economic conditions, alternate uses for the capital and other factors. Share repurchases may be made from time to time in open market transactions, block trades or private transactions in accordance with applicable securities laws and regulations and other legal requirements. There is no minimum number of shares the Company is required to repurchase and the repurchase program may be suspended or discontinued at any time without prior notice. All shares purchased will be held in the Company’s treasury for possible future use.

The following table summarizes select data related to REX’s

consolidated alternative energy interests:

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2019	2018	2019	2018
Average selling price per gallon of ethanol	$1.17	$1.27	$1.29	$1.40
Average selling price per ton of dried distillers grains	$143.20	$119.20	$142.20	$105.89
Average selling price per pound of non-food grade corn oil	$0.25	$0.28	$0.25	$0.29
Average selling price per ton of modified distillers grains	$58.30	$57.03	$59.42	$45.87
Average cost per bushel of grain	$3.41	$3.18	$3.46	$3.35
Average cost of natural gas (per mmbtu)	$4.07	$4.65	$3.33	$3.75

REX American Resources Q4 ‘18 Results, 3/21/19	page 4

Supplemental data related to REX’s alternative energy interests:

REX American Resources Corporation Ethanol Ownership Interests/Effective Annual Gallons Shipped as of January 31, 2019 (gallons in millions)
Entity	Trailing Twelve Months Gallons Shipped	Current REX Ownership Interest	REX’s Current Effective Ownership of Trailing Twelve Month Gallons Shipped
One Earth Energy, LLC (Gibson City, IL)	141.9	75.1%	106.6
NuGen Energy, LLC (Marion, SD)	143.9	99.5%	143.2
Big River Resources West Burlington, LLC (West Burlington, IA)	109.8	10.3%	11.3
Big River Resources Galva, LLC (Galva, IL)	128.8	10.3%	13.3
Big River United Energy, LLC (Dyersville, IA)	131.7	5.7%	7.5
Big River Resources Boyceville, LLC (Boyceville, WI)	58.3	10.3%	6.0
Total	714.4	n/a	287.9

Fourth Quarter Conference Call

REX will host a conference call at 11:00 a.m. ET today. Senior management will discuss the financial results and host a question and answer session. The dial in number for the audio conference call is 212/271-4615 (domestic and international callers).

Participants can also listen to a live webcast of the call on the Company’s website, www.rexamerican.com/Corp/Page4.aspx. A webcast replay will be available for 30 days following the live event at www.rexamerican.com/Corp/Page4.aspx.

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 714 million gallons of ethanol over the twelve month period ended January 31, 2019. REX’s effective ownership of the trailing twelve month gallons shipped (for the twelve months ended January 31, 2019) by the ethanol production facilities in which it has ownership interests was approximately 288 million gallons. In addition, the Company acquired a refined coal operation on August 10, 2017. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, non-food grade corn oil, gasoline and natural gas, ethanol and refined coal plants operating efficiently and according to forecasts and projections, changes in the international, national or regional economies, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy, changes in foreign currency exchange rates and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:
Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
(937) 276-3931	(212) 835-8500
rex@jcir.com

- statements of operations follow -

REX American Resources Q4 ‘18 Results, 3/21/19	page 5

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2019	2018	2019	2018
Net sales and revenue	$113,344	$109,535	$486,671	$452,586
Cost of sales	111,126	103,511	456,456	408,425
Gross profit	2,218	6,024	30,215	44,161
Selling, general and administrative expenses	(4,476)	(6,532)	(20,551)	(24,060)
Equity in (loss) income of unconsolidated ethanol affiliates	(646)	1,301	1,536	3,232
Interest and other income, net	1,229	866	3,388	2,060
(Loss) Income from continuing operations before income taxes and non-controlling interests	(1,675)	1,659	14,588	25,393
Benefit for income taxes	4,574	18,476	22,922	19,519
Net income including non-controlling interests	2,899	20,135	37,510	44,912
Net income attributable to non-controlling interests	(1,842)	(1,082)	(5,865)	(5,206)
Net income attributable to REX common shareholders	$1,057	$19,053	$31,645	$39,706

Weighted average shares outstanding – basic and diluted	6,341	6,604	6,440	6,596

Basic and diluted net income per share attributable to REX common shareholders	$0.17	$2.89	$4.91	$6.02

- balance sheets follow -

REX American Resources Q4 ‘18 Results, 3/21/19	page 6

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)
Unaudited

	January 31,	January 31,
	2019	2018
CURRENT ASSETS:
Cash and cash equivalents	$188,531	$190,988
Restricted cash	281	354
Short-term investments	14,975	-
Accounts receivable	11,378	12,913
Inventory	18,477	20,755
Refundable income taxes	7,695	6,612
Prepaid expenses and other	9,284	7,412
Total current assets	250,621	239,034
Property and equipment-net	182,521	197,827
Other assets	6,176	7,454
Equity method investments	32,075	34,549
TOTAL ASSETS	$471,393	$478,864
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable – trade	$7,463	$8,149
Accrued expenses and other current liabilities	9,546	13,716
Total current liabilities	17,009	21,865
LONG TERM LIABILITIES:
Deferred taxes	4,185	21,706
Other long term liabilities	4,928	3,367
Total long term liabilities	9,113	25,073
COMMITMENTS AND CONTINGENCIES EQUITY:
REX shareholders’ equity:
Common stock, 45,000 shares authorized, 29,853 shares issued at par	299	299
Paid in capital	148,273	146,923
Retained earnings	579,558	547,913
Treasury stock, 23,580 and 23,287 shares, respectively	(335,193)	(313,643)
Total REX shareholders’ equity	392,937	381,492
Non-controlling interests	52,334	50,434
Total equity	445,271	431,926
TOTAL LIABILITIES AND EQUITY	$471,393	$478,864

- statements of cash flows follow -

REX American Resources Q4 ‘18 Results, 3/21/19	page 7

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Fiscal Years Ended January 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$37,510	$44,912
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,828	21,462
Stock based compensation expense	669	1,641
Income from equity method investments	(1,536)	(3,232)
Dividends received from equity method investments	4,010	6,516
Interest income from investments	(1,077)	-
Loss on sale of investment	-	13
Loss on disposal of real estate and property and equipment	104	192
Deferred income tax	(23,364)	(18,605)
Changes in assets and liabilities:
Accounts receivable	1,535	(1,089)
Inventory	2,278	(3,649)
Prepaid expenses and other assets	5,217	(1,170)
Income taxes refundable	(1,083)	(5,542)
Accounts payable-trade	339	(1,705)
Accrued expenses and other liabilities	(1,499)	1,225
Net cash provided by operating activities	47,931	40,969
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10,775)	(24,017)
Acquisition of business, net of cash acquired	-	(12,049)
Purchases of short-term investments	(125,989)	-
Sales of short-term investments	112,091	-
Repayment of note receivable	27	26
Proceeds from sale of investment	-	64
Proceeds from sale of real estate and property and equipment	-	104
Restricted investments and deposits	5	150
Net cash used in investing activities	(24,641)	(35,722)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments to non-controlling interests holders	(4,489)	(3,529)
Capital contributions from minority investor	524	918
Treasury stock acquired	(21,855)	-
Net cash used in financing activities	(25,820)	(2,611)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(2,530)	2,636
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-Beginning of year	191,342	188,706
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-End of year	$188,812	$191,342
Non cash financing activities – Equity awards issued	$1,473	$1,195
Non cash financing activities – Equity awards accrued	$487	$1,485
Non cash investing activities – Accrued capital expenditures	$-	$1,149

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